Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL:     713.986.4444

FAX:     713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2017 THIRD QUARTER RESULTS

Houston, Texas – August 3, 2017 – Geospace Technologies Corporation (NASDAQ Global: GEOS) today announced a net loss of $14.4 million, or $1.09 per diluted share, on revenue of $14.2 million for its fiscal quarter ended June 30, 2017. This compares with a net loss of $11.7 million, or $0.89 per diluted share, on revenue of $17.7 million for the comparable prior year period.

For the nine months ended June 30, 2017, the company recorded revenue of $50.0 million and a net loss of $37.6 million, or $2.86 per diluted share. For the comparable period last year, the company recorded revenue of $45.7 million and a net loss of $33.7 million, or $2.58 per diluted share.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “Amidst a lingering landscape of low demand for seismic instruments and equipment, the third quarter of fiscal year 2017 saw a sequential decrease in revenue of 31% from the previous quarter. This variation in revenue from one quarter to the next is an acute reflection of the lumps and timing irregularities often experienced in the sales and rentals of our products, a circumstance that is even more pronounced in today’s slow market conditions. Despite this reduction, cumulative revenue in the fiscal year’s first nine months ended June 30, 2017 reflected an increase of 9% over the same period last year. The continuance of low levels of revenue from our seismic segment was the primary driver of the net losses reported for both the three month and nine month periods ended June 30, 2017. Other major contributors to these reported losses continued to be large non-cash charges for inventory obsolescence and depreciation on our rental equipment.”

“Revenue from our traditional seismic products totaled $3.6 million in the third fiscal quarter ended June 30, 2017. While roughly flat compared to the preceding quarter, this amount reflects an increase of 43% over last year’s third quarter. Despite this improvement, revenue for these products in the nine months ended June 30, 2017 declined 8% from the same period last year. For the most part, seismic contractors remain adequately supplied by their existing inventories of these products for projects currently underway. Additionally, in efforts to preserve cash, some contractors are choosing to repair and refurbish many such items that might otherwise be preferably discarded and replaced.”

“Our wireless seismic products generated revenue of $2.7 million in the third quarter ended June 30, 2017. Compared to the same period last year, this represents a decrease of 59%. Notably however, revenue in the third quarter a year ago was bolstered by a long-term performing rental contract utilizing a large number of our OBX marine nodes. In contrast, no such long-term rental contract was underway during the current quarter. Despite lower revenue in the third quarter for this segment, wireless product revenue in aggregate for the nine months ended June 30, 2017 was $5.4 million higher than the corresponding nine months last year, an increase of 41%. Although seismic exploration in both land and marine environments has stubbornly remained at record low levels, our wireless recording systems continue to provide the best value for seismic contractors as the most efficient, effective, and field supported tools.”

“In the three months ended June 30, 2017, revenue from our reservoir seismic products totaled $1.0 million. This represents a sequential increase of 45% over the previous quarter and an increase of 117% compared with the same three month period last year. Moreover, revenue from this segment in the nine months ended June 30, 2017, grew by 28% over the same period a year ago, totaling $2.2 million. The increase in each of these comparative periods is primarily the result of increased sales and rentals of our borehole tools, which are typically used to seismically monitor “fracking” operations and to characterize reservoirs near the borehole through seismic imaging. Note that we do not expect revenue from this segment to grow appreciably unless and until we are awarded a contract to manufacture and deliver a permanent reservoir monitoring (PRM) system. No such PRM contract is expected in the near term.”

“Our non-seismic products produced revenue of $6.7 million and $18.9 million for the three months and nine months ended June 30, 2017, respectively. These figures represent a decrease in revenue of approximately 15% and 4%, respectively, for the equivalent three month and nine month periods last year. As represented last quarter, we expect revenues for this segment to remain flat through the remainder of this fiscal year. We note that last year’s third and fourth quarter revenues benefitted from large orders of our water meter connector products due to a surge in their market acceptance. Currently, these products are in a less volatile phase of replenishment sales and incremental growth as seen in our second and third quarters of fiscal year 2017. Overall, we believe this segment is poised for additional revenue growth as we continue rolling out new products in their respective markets.”

“The prolonged holdback in upstream spending by oil and gas companies over the last several years has relegated seismic exploration activity to its barest of minimums. This has unmistakably posed immense challenges for virtually all seismic contractors and suppliers. For some the challenges have proven overwhelming, leading to failed businesses, bankruptcies, and an utter uncertainty of the future. In this extraordinary environment, Geospace has kept focus on navigating a course that preserves and promotes its pillar strengths of financial stability, core technology development, and extensive customer support. On the financial side, our balance sheet continues to remain absent of any long term debt, and after receiving a $12.8 million income tax refund in our second quarter, our cash and short-term investments now stand at $53.5 million. In addition we have $26 million available from an untapped credit facility that will expire at the end of May 2018. A renewal or replacement of this credit facility beyond this date would likely include less favorable terms than the present arrangement, but in any case, we have no plans at the present time to borrow funds. All in all, this financial strength gives us the ability and confidence to continue investing in new technology developments as the seismic industry moves through this difficult cycle. On the technology front, our advanced research and development efforts have culminated in the recent introduction of novel wireless seismic equipment that complements our existing products with features and functions not found in any other seismic instruments. In full consideration and support of our customers, these new wireless products are designed to be side-by-side compatible with our existing equipment. Importantly, this not only protects the investments our customers have already made in our equipment, but also extends the value our products have created for them. Simultaneously, these new products provide supplemental solutions to other problems that can help improve our customers’ operations in other unique aspects. While an improvement in seismic exploration activity seems rationally inevitable, the timing of such a turnaround does not seem imminent. In the meantime, we are confident that by continuing to focus on our core financial, technological, and customer centric strengths we optimally position ourselves for advantage in a forthcoming industry recovery.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2017 third quarter financial results on August 4, 2017, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 888-4312 (US) or (785) 424-1876 (International). Please reference the conference ID: GEOSQ317 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, and imaging equipment.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed after our Annual Report, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue:
Products	$12,888	$12,594	$37,960	$34,452
Rental equipment	1,307	5,084	12,078	11,294

Total revenue	14,195	17,678	50,038	45,746

Cost of revenue:
Products	15,489	15,894	49,124	46,252
Rental equipment	3,818	4,684	11,911	13,390

Total cost of revenue	19,307	20,578	61,035	59,642

Gross profit (loss)	(5,112)	(2,900)	(10,997)	(13,896)
Operating expenses:
Selling, general and administrative expenses	4,972	5,125	15,092	16,316
Research and development expenses	3,674	3,441	10,458	10,556
Bad debt expense (recovery)	16	549	(402)	(74)

Total operating expenses	8,662	9,115	25,148	26,798

Loss from operations	(13,774)	(12,015)	(36,145)	(40,694)

Other income (expense):
Interest expense	(8)	(7)	(24)	(18)
Interest income	185	84	453	252
Foreign exchange losses, net	(120)	(678)	(401)	(9)
Other, net	(11)	(16)	(44)	(50)

Total other income (expense), net	46	(617)	(16)	175

Loss before income taxes	(13,728)	(12,632)	(36,161)	(40,519)
Income tax expense (benefit)	648	(978)	1,423	(6,858)

Net loss	$(14,376)	$(11,654)	$(37,584)	$(33,661)

Loss per common share:
Basic	$(1.09)	$(0.89)	$(2.86)	$(2.58)

Diluted	$(1.09)	$(0.89)	$(2.86)	$(2.58)

Weighted average common shares outstanding:
Basic	13,147,016	13,051,916	13,129,196	13,042,000

Diluted	13,147,016	13,051,916	13,129,196	13,042,000

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2017	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$17,077	$10,262
Short-term investments	36,461	27,491
Trade accounts receivable, net	8,327	15,392
Current portion of notes receivable	2,614	1,533
Income tax receivable	473	13,290
Inventories, net	88,024	104,540
Prepaid expenses and other current assets	1,854	1,826

Total current assets	154,830	174,334

Rental equipment, net	20,551	30,973
Property, plant and equipment, net	43,432	44,732
Deferred income tax assets, net	267	216
Non-current notes receivable, net	588	1,817
Prepaid income taxes	1,464	2,620
Other assets	641	80

Total assets	$221,773	$254,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,041	$2,120
Accrued expenses and other current liabilities	5,666	7,849
Deferred revenue	1,386	174
Income tax payable	3	125

Total current liabilities	9,096	10,268

Deferred income tax liabilities	31	37

Total liabilities	9,127	10,305

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	134	133
Additional paid-in capital	82,291	77,967
Retained earnings	144,724	182,308
Accumulated other comprehensive loss	(14,503)	(15,941)

Total stockholders’ equity	212,646	244,467

Total liabilities and stockholders’ equity	$221,773	$254,772

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net loss	$(37,584)	$(33,661)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax (benefit) expense	(25)	4,211
Rental equipment depreciation	9,858	11,189
Property, plant and equipment depreciation	3,930	4,017
Impairment of rental assets	—	998
Accretion of discounts on short-term investments	45	89
Stock-based compensation expense	4,289	3,934
Bad debt recovery	(402)	(74)
Inventory obsolescence expense	12,111	7,031
Gross profit from sale of used rental equipment	(2,650)	(229)
Realized loss on short-term investments	2	4
Excess tax expense from stock-based compensation	—	(1,390)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	8,871	72
Income tax receivable	12,847	6,858
Inventories	1,208	3,066
Prepaid expenses and other current assets	459	(4,435)
Prepaid income taxes	1,156	1,097
Accounts payable trade	(77)	(1,844)
Accrued expenses and other	(2,033)	(2,062)
Deferred revenue	119	(74)
Income tax payable	(117)	109

Net cash provided by (used in) operating activities	12,007	(1,094)

Cash flows from investing activities:
Purchase of property, plant and equipment	(588)	(1,206)
Investment in rental equipment	(299)	(504)
Proceeds from the sale of used rental equipment	4,424	1,280
Purchases of short-term investments	(16,042)	(20,800)
Proceeds from the sale of short-term investments	6,991	11,679

Net cash used in investing activities	(5,514)	(9,551)

Cash flows from financing activities:
Proceeds from the exercise of stock options	50	—

Net cash provided by financing activities	50	—

Effect of exchange rate changes on cash	272	(143)

Increase (decrease) in cash and cash equivalents	6,815	(10,788)
Cash and cash equivalents, beginning of fiscal year	10,262	22,314

Cash and cash equivalents, end of fiscal period	$17,077	$11,526

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Seismic segment revenue:
Traditional exploration products	$3,604	$2,519	$9,811	$10,711
Wireless exploration products	2,681	6,576	18,605	13,180
Reservoir products	1,023	472	2,242	1,751

	7,308	9,567	30,658	25,642

Non-Seismic segment revenue:
Industrial product revenue	3,873	5,048	10,253	11,145
Imaging product revenue	2,868	2,919	8,692	8,542

	6,741	7,967	18,945	19,687

Corporate	146	144	435	417

Total revenue	$14,195	$17,678	$50,038	$45,746

	Three Months Ended		Nine Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Operating income (loss):
Seismic segment	$(11,972)	$(10,263)	$(30,581)	$(34,232)
Non-seismic segment	1,004	1,194	3,108	2,604
Corporate	(2,806)	(2,946)	(8,672)	(9,066)

Total operating loss	$(13,774)	$(12,015)	$(36,145)	$(40,694)